U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                          NOTIFICATION OF LATE FILING


(Check One):

[_] Form 10-K  [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q  [ ] Form N-SAR

For Period Ended: June 30, 2002
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[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR For the Transition Period Ended:

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READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE. NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

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                        LATINOCARE MANAGEMENT CORPORATION
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                             Full Name of Registrant

                              JNS Marketing, Inc.
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                            Former Name if Applicable

                            4150 Long Beach Boulevard
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           Address of Principal Executive Offices (Street and Number)

                          Long Beach, California 90807
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                            City, State and Zip Code

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PART II - RULES 12B-25 (B) AND (C)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]       (a)  The reasons  described in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]       (b)  The subject annual report,  semi-annual report, transition report on Forms 10-K, 10-KSB, 20-F, 11-K or N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[_]       (c)  The  accountant's  statement  or other  exhibit  required by Rule
               12b-25 (c) has been attached if applicable.

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PART III - NARRATIVE
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State below in reasonable detail the reasons why the subject Forms 10-K, 10-KSB, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     A new Controller was appointed during the quarter ended June 30, 2002. Accordingly, he needs time to familiarize himself with the Company's financial data and to make sure that all adjustments are properly made.

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PART IV - OTHER INFORMATION
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(1) Name and telephone number of person to contact in regard to this notification

         Jose J. Gonzalez                 562                      997-4430
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           (Name)                    (Area Code)             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                   [X] Yes  [  ]No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

                                                   [X] Yes  [  ]No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     The Company recognized and posted revenue totaling $664,486 for the period covered by the subject report whereas the Company recognized and posted no revenue for the corresponding period for the last fiscal year because the Company recognized and posted this revenue at year end.


                        Latinocare Management Corporation
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:     August 13, 2002                  By:/s/Jose J. Gonzalez
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                                           Jose J. Gonzalez, CEO



















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